Exhibit 10.1

February 6, 2023

John Banczak

Amended and Restated Employment Offer – Chief Operations Officer

Dear John,

This letter outlines the updated terms of your employment with Vacasa LLC (herein referred to as “Vacasa” or the “Company”) as its Chief Operations Officer and summarizes the compensation and other benefits you will receive in connection with your role.

Title and Salary: By signing below, the Company offers to employ you as Chief Operations Officer of the Company reporting to the Chief Executive Officer of the Company. Your salary will be $500,000 per annum (“Base Salary”), less applicable deductions and withholdings. You will be paid on a once-every-two-weeks basis for the percentage of salary accrued during such period.

Bonus: You will be eligible for an annual bonus of up to 50% of your Base Salary, subject to meeting certain performance criteria as will be set and communicated to you by the Chief Executive Officer of the Company and the Vacasa, Inc. Board of Directors (the “Board”), or a committee of the Board, in their sole discretion. You will be required to remain employed with the Company through the date any such bonus is paid in order to earn the bonus.

Location of Position: As of the date of this letter, you will remain an employee of the Company and you will continue to perform services in Austin, Texas.

Travel and Expense Reimbursement. The Company understands that you will remain a resident of Texas and travel periodically to Portland, OR and Boise, ID to perform your duties and responsibilities under this offer letter. The Company will pay or otherwise reimburse you for reasonable and documented costs for flights to and from Texas to and from Portland or Boise and will provide Company housing accommodations and reimburse reasonable living expenses for the time spent in Portland or Boise in the performance of your duties and responsibilities hereunder. All reimbursement requests made pursuant to this section are subject to the Company’s reimbursement policy, including appropriate substantiation for any such requests.

Benefits: You will be eligible to participate in the Company’s benefit plans, programs and arrangements in accordance with their terms, including applicable eligibility requirements. The Company currently offers the following benefits: i) medical insurance; ii) dental insurance; iii) vision insurance; iv) eligibility to participate in the Company 401(k) plan; and v) standard holiday pay. You will also be eligible to take time off in accordance with the Company’s non-accrued vacation policy, and for paid sick leave in accordance with Company policy and applicable law. All benefits are subject to change and the full terms and conditions applicable to your eligibility for benefits are set forth in the benefit plan documents or the Employee Handbook. If this description of benefits differs from the terms and conditions set forth in the plan documents or the Employee Handbook, the plan documents or Employee Handbook will control.

At-Will Employment: The Company is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without cause or advance notice. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company. Upon termination, you will be paid any accrued but unpaid bonus amounts for which you are eligible.

Potential Termination Payments and Benefits:

(a) Severance For a Termination Without Cause. If Executive is terminated by the Company without Cause (excluding any termination due to death or Disability), and provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “separation from service”) then, subject to the requirements herein the Executive shall receive: (i) continuing payments of severance pay at a rate equal to Executive’s then current Base Salary, for twelve (12) months, less any applicable withholding and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the effective date of the Release (as defined below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; and (ii) if Executive timely elects continuation coverage pursuant to COBRA or state continuation coverage for Executive, Executive’s spouse and eligible dependents, as applicable, the Company will reimburse Executive for the monthly premiums for such coverage for twelve (12) months following the effective date of such termination. However, if the Company determines in its sole discretion that it cannot provide the foregoing benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of coverage), which payments will be made regardless of whether Executive elects benefits continuation coverage.

(b) Conditions Precedent. Any payments contemplated by Section (c) above are conditional on Executive: (i) continuing to comply with the surviving terms of this Agreement and the EPIA; (ii) delivering and allowing to become irrevocable, within sixty (60) days following a termination or resignation, a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.

For purposes of this section, the following definitions apply:

“Cause” shall mean (i) any act of dishonesty or misrepresentation made by Executive in connection with his responsibilities as an employee which has or could reasonably be expected to result in a material detriment to the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement, or any other act of moral turpitude; (iii) Executive's gross misconduct or negligence in connection with his employment with the Company; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company; (v) Executive’s material breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to substantially perform his employment duties, which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within ten (10) business days after Executive’s receipt of written notice from the Company of such failure.

“Disability” shall mean that Executive, at the time of termination, has been unable to substantially perform Executive’s duties under this Agreement for not less than 120 work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

“Employment Term” shall mean the period of Executive’s employment under this Agreement.

“EPIA” shall mean the Employee Proprietary Information Agreement signed on December 23, 2014, including the provisions governing the non-disclosure of confidential information and the noncompetition and non-solicitation provisions contained therein.

Section 409(a):

(a ) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his/her termination but prior to the six (6) month anniversary of his/her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c) For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-
1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

Company Policies and Conflicts: As a Vacasa-affiliated employee, you will be expected to abide by the Company’s rules and standards. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company and that in performing your duties for the Company you will not in any way utilize any such information. Further, you acknowledge and agree that your provision of the services contemplated by this offer letter will not constitute a breach of any agreement between you and any other person or entity.

Confidential Information and Invention Assignment, Non-Solicitation, Non-Competition: You agree to remain bound by and comply with your obligations under the Employee Proprietary Information Agreement signed by you on December 23, 2014 (the “EPIA”) and that such agreement will continue in full force and effect in connection with your employment with the Company. If your employment with the Company terminates for any reason, you hereby grant consent to notification by the Company to your new employer about your rights and obligations under this offer letter and the EPIA.

To indicate your acknowledgment of and agreement to the terms of this letter, please sign and date this letter in the space provided below and return an executed copy at your earliest convenience.

Thank you for your continued support on the Vacasa Team!

Sincerely,

/s/ Robert Greyber

Robert Greyber
Vacasa

Agreed and Accepted:

/s/ John Banczak	Date: February 6, 2023
Signature: John Banczak